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PROVIDENT BANKSHARES CORPORATION TO
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REPOSITION MORTGAGE LENDING OPERATION
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For Release:Wednesday, October 18, 2000
Contact:    Vicki Cox
            Corporate Communications
            410-277-2063

BALTIMORE: (October 18, 2000) - Provident Bankshares Corporation (NASDAQ-PBKS), the parent company of Provident bank, the second largest independent commercial bank headquartered in Maryland, has made a business decision to reposition its mortgage lending operation. This decision is in keeping with Provident Bank's on-going strategy to assess the short and long term profitability of its product lines. Provident will begin to offer mortgages to its retail customers through an outsourced loan origination process and will no longer seek loan production from realtors and brokers. As a result, the Bank will phase out the mortgage lending operations of its subsidiary, Provident Mortgage Corp., by year end. These moves allow Provident to deploy more resources to strong core business operations.

      The decision was made after Provident determined that the mortgage subsidiary could not produce revenue growth in line with other profitable bank units due to the cyclical and low margin nature of the mortgage business. At this time, the Bank is examining other options to provide its customers with a premier mortgage program. Provident has identified a large national third party vendor to assist it in offering mortgage origination services. Negotiations with the provider are underway. In addition, Provident is also exploring opportunities to sell its mortgage office and realtor referral network operations.

      Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With more than $5.7 billion in assets, Provident serves individuals and business in the dynamic Baltimore-Washington corridor through a full range of financial services and a network of 96 offices in Maryland, Northern Virginia and southern York County, PA. Provident Bank offers related financial services through its wholly owned subsidiaries, including mutual funds, annuities and insurance products through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.
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